UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2011

SUSTAINABLE ENVIRONMENTAL TECHNOLOGIES CORPORATION
(Exact name of Registrant as specified in its charter)

California	000-254888	33-0230641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2377 W. Foothill Blvd.
Suite #18
Upland, CA 91786
(Address of principal executive offices, including zip code)

(435) 608-1344
(Registrant's telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective September 1, 2011, Sustainable Environmental Technologies Corporation (“SET Corp”) and its subsidiary SET IP Holdings LLC, a Utah limited liability company, and World Environmental Solutions Pty Ltd. (“WES”) entered into an amendment (“Amendment”) to a certain Technology Purchase Agreement and its ancillary agreements (collectively the “Agreement” – as filed as Exhibit 10 to Registrant’s Current Report on Form 8-K filed with the SEC on September 3, 2010) between the parties, whereby SET Corp purchased certain technology from WES (“MultiGen”).

Pursuant to the terms of the Amendment: (i) SET Corp’s option to purchase 3% of the capital stock of WES has been canceled; (ii) WES’ warrant to purchase 5,000,000 shares of SET Corp’s common stock at a price of $0.35 per share has been canceled; (iii) WES’ $200,000 convertible secured promissory note (convertible at $0.35 per hare of SET Corp common stock) issued by SET Corp, and all security interest granted thereunder, has been canceled; (iv) SET Corp’s ownership of 12% of the capital stock of WES has been canceled; (v) SET Corp’s payment to WES upon certain terms of WES’ successful installation and sale of a MultiGen unit has been reduced to 3,750,000 shares of SET Corp common stock; (vi) the maximum share issuance by SET Corp to WES based on WES royalties paid to SET Corp for certain WES sales of MultiGen units has been reduced to 5,000,000 shares of SET Corp common stock; (vii) any shares of SET Corp common stock issued to WES pursuant to the Agreement, as amended, shall be restricted from transfer for one year from the date of issuance; (viii) SET Corp maximum royalty obligation to WES for SET Corp sales of MultiGen units has been reduced to $500,000; (ix) WES shall pay SET Corp a royalty of 10% of gross revenues for WES sales of MultiGen units; (x) WES and SET Corp shall split 75/25 certain fees paid to WES in connection with agency for sales of MultiGen units outside of Australia; and (xi) the parties have covenanted to use their best efforts in regards to maintaining distributor status for sourcing components for the Multigen units.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is filed as Exhibit 10 hereto.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

10	Amendment to Technology Purchase Agreement dated August 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sustainable Environmental Technologies Corporation

By:	/s/ Bob Glaser
Bob Glaser
Title:	Chief Executive Officer

Dated: September 8, 2011